Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Longeveron Inc. (formerly Longeveron LLC)

Miami, Florida

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Longeveron Inc. (the “Company”) of our report dated March 11, 2022, relating to the financial statements of the Company as of December 31, 2021 and 2020 and for each of the years in the two-year period ended December 31, 2021, included in the Company’s annual report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ MSL, P.A.

Orlando, Florida

April 5, 2022